                                                                    EXHIBIT 12.1



                                                                                           Three Months Ended
                                                   Year Ended December 31,                     March 31,
                                    -------------------------------------------------------------------------
                                       1992       1993       1994      1995       1996       1996      1997
                                    ---------- --------- ---------- ---------- --------- ---------- ---------
Ratio of Earnings to Fixed Charges:
   Net income before income taxes . $    4,394 $   3,199 $   (6,478)$   (2,928)$  17,989 $    2,899 $  18,096
   Fixed Charges(1) . . . . . . . .      2,303     6,192      9,529     11,668    13,367      2,874     6,922
                                    ---------- --------- ---------- ---------- --------- ---------- ---------
         Earnings . . . . . . . . . $    6,697 $   9,391 $    3,051 $    8,740 $  31,356 $    5,773 $  25,018
                                    ========== ========= ========== ========== ========= ========== =========
         Fixed Charges(2) . . . . . $    2,303 $   6,549 $   11,058 $   14,234 $  15,594 $    3,408 $   7,901
                                    ========== ========= ========== ========== ========= ========== =========
Ratio of Earnings to Fixed Charges        2.9x      1.4x       0.3x       0.6x      2.0x       1.7x      3.2x
                                    ========== ========= ========== ========== ========= ========== =========

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(1) Includes interest expense, excluding amounts capitalized, plus amortization of debt issuance costs.

(2) Includes interest expense plus amortization of debt issuance costs.